Exhibit 10.4

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WAIVER LETTER NO. 2

Dated as of September 8, 2009

To Prides Capital Fund I, L.P., LLC

      as purchaser (the “Purchaser”)

      under the Note and Warrant Purchase

      Agreements referred to below

Ladies and Gentlemen:

We refer to the following agreements: (i) the Note and Warrant Purchase Agreement dated as of August 31, 2007 between eDiets.com, Inc. (the “Company”) and the Purchaser (the “August 2007 Note and Warrant Purchase Agreement”); (ii) the Note and Warrant Purchase Agreement dated as of May 30, 2008 between the Company and the Purchaser (the “May 2008 Note and Warrant Purchase Agreement” and together with the August 2007 Note and Warrant Purchase Agreement, the “Note and Warrant Purchase Agreements”); (iii) the Senior Secured Note dated as of May 30, 2008 (the “May 2008 Note”) in the original principal amount of $2,595,000 issued by the Company to the Purchaser; and (iv) the Senior Secured Note dated as of November 13, 2008 (the “November 2008 Note” and together with the May 2008 Note, the “Notes”) in the original principal amount of $2,550,000 issued by the Company to the Purchaser (the Note and Warrant Purchase Agreements and the Notes being referred to collectively herein as the “Purchase Documents”). Capitalized terms not otherwise defined in this Waiver Letter No. 2 have the same meanings as specified in the May 2008 Note and Warrant Purchase Agreement.

Section 4 of the Note and Warrant Purchase Agreements provide in part that, except as otherwise consented to or waived by the Majority Holders, the Company will not (and will not permit any of its Subsidiaries to), for so long as any amount due under any Note is outstanding:

4.2 Enter into any transaction with any person or entity that is affiliated with, controls or is controlled by, the Company, except for transactions in the ordinary course of business and on terms not less favorable to the Company than it would obtain in a transaction between unrelated parties.

Section 1.3 of the Notes provides as follows:

1.3 Mandatory Prepayment. Not later than 15 days after the closing of any public or private sale by the Company of its equity except for Exempt Sales (as defined below), the Company shall prepay 100% of the outstanding Notes plus any accrued and unpaid interest to the date of such prepayment, provided, however, that (i) if any such prepayment is made on or before June 30, 2009, such prepayment shall include a prepayment premium of 5% of the prepaid amount, and (ii) if any such prepayment is made after June 30, 2009 and on or before June 30, 2010, such prepayment shall include a prepayment premium of 3% of the prepaid

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amount, and provided, further, that any such prepayment made pursuant to subclause (i) or (ii) of this Section 1.3 shall include accrued interest on the amount so prepaid. For the purposes of this Section 1.3, “Exempt Sales” shall mean the issuance of shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the date hereof) issued or to be issued after the date hereof (i) to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase, stock option or employee benefit plans or other arrangements that are approved by the board of directors of the Company; (ii) upon conversion of any options, warrants or other rights to acquire shares of Common Stock that are outstanding on the day immediately preceding the date hereof, provided, however, that the terms of such options, warrants or rights are not amended, modified or changed on or after the date hereof; or (iii) in connection with shares of Common Stock issued as consideration for the acquisition of another company or business in which the shareholders of the Company do not have a majority ownership interest, which acquisition has been approved by the board of directors of the Company and provided that after giving effect to such acquisition the Company is the surviving entity.

The Company, the Purchaser and certain directors of the Company have entered into the transactions described in Exhibit A attached to that certain Waiver Letter No. 1, or transactions substantially similar thereto (collectively, the “Initial Transaction”). The Company and each of Kevin N. McGrath (“McGrath”) and Lee S. Isgur (“Isgur”) now intend to enter into an additional transaction (the “Additional Transaction” and together with the Initial Transaction, the “Transactions”) pursuant to which McGrath would purchase and the Company would issue 471,700 shares of common stock and Isgur would purchase and the Company would issue 94,340 shares of common stock, all on substantially the same terms and conditions as McGrath and Isgur purchased and the Company issued shares of common stock in connection with the Initial Transaction, except that the per share purchase price applicable to the Additional Transaction will be $1.06. In order to carry out the Transactions, the Company hereby requests that the Purchaser waive the application of Section 4.2 of the Note and Warrant Purchase Agreements and Section 1.3 of the Notes only in respect of the Transactions.

The Purchase Documents, except to the extent of the waiver specifically provided for herein, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. This Waiver Letter No. 2 shall be effective to implement the waiver described herein. The execution, delivery and effectiveness of this Waiver Letter No. 2 shall not, except as expressly provided herein, operate as a waiver or amendment of any right, power or remedy of the Purchaser under the Purchase Documents, nor constitute a waiver or amendment of any other provision of the Purchase Documents.

To acknowledge your waiver of the above-described provisions of the Purchase Documents in connection with the Transactions, please countersign this letter in the space provided below and return a counterpart of this Letter Amendment No. 2 to Andrew Kingston, General Counsel, eDiets.com, Inc., 1000 Corporate Drive, Suite 600, Fort Lauderdale FL 33334, fax: (954) 333-3715, email: akingston@ediets.com.

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This Waiver Letter No. 2 may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Waiver Letter No. 2 by facsimile or electronic copy (“pdf”) shall be effective as delivery of a manually executed counterpart of this Waiver Letter No. 2. After execution by both the Purchaser and the Company, this Waiver Letter No. 2 shall become effective as of the date first above written.

This Waiver Letter No. 2 shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

Very truly yours,

eDIETS.COM, INC.

By	/s/ Thomas Hoyer
Name:	Thomas Hoyer
Title:	Chief Financial Officer

Agreed as of the date first above written:

PRIDES CAPITAL FUND I, L.P., as Purchaser and as Majority Holder

By:	Prides Capital Partners, LLC, its General
Partner

By	/s/ Stephen Cootey
Name:	Stephen Cootey
Title:	Authorized Representative